Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of SoundThinking, Inc. of our report dated March 30, 2026, relating to the consolidated financial statements of SoundThinking, Inc., appearing in the Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

March 30, 2026